Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of Myriad Genetics, Inc.:

1.	Registration Statement on Form S-8 (File No. 333-185325) pertaining to the Myriad Genetics, Inc. 2012 Employee Stock Purchase Plan,

2.	Registration Statements on Form S-8 (File No.’s 333-171994, 333-179281, 333-185325, and 333-193767) pertaining to the Myriad Genetics, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended,

3.	Registration Statements on Form S-8 (File No.’s 333-115409, 333-120398, 333-131653, 333-140830, 333-150792, 333-157130 and 333-164670) pertaining to the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan, as amended,

4.	Registration Statements on Form S-8 (File No.’s 333-23255, 333-40961, 333-93363 and 333-72978) pertaining to the Myriad Genetics, Inc. 2002 Amended and Restated Employee, Director and Consultant Stock Option Plan and the Myriad Genetics, Inc. 1992 Employee, Director and Consultant Stock Option Plan, as amended and restated, and

5.	Registration Statements on Form S-8 (No.’s 333-120398 and 333-140830) pertaining to the Myriad Genetics, Inc. Employee Stock Purchase Plan, as amended.

of our report dated May 6, 2014, with respect to the financial statements of Crescendo Bioscience, Inc. as of December 31, 2013 and for the year then ended, included in this Current Report on Form 8-K/A of Myriad Genetics, Inc.

/s/ Ernst & Young LLP

Redwood Shores, California

May 6, 2014